                          SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                             (Amendment No. ___)

Filed by Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             CONSOL ENERGY INC.
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)  Title of each class of securities to which transaction applies:

            ____________________________________________________________________

        2)  Aggregate number of securities to which transaction applies:

            ____________________________________________________________________

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ____________________________________________________________________

        4)  Proposed maximum aggregate value of transaction:

            ____________________________________________________________________

        5)  Total fee paid:

            ____________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number; or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid: ____________________________________________

        2)  Form, Schedule or Registration Statement No.: ______________________

        3)  Filing Party: ______________________________________________________

        4)  Date Filed: ________________________________________________________

                               CONSOL ENERGY INC.
                              300 Delaware Avenue
                                   Suite 567
                           Wilmington, DE 19801-1622
                           Telephone (302) 427-5861


Annual Meeting November 17, 1999


Dear Stockholder:

You are cordially invited to attend the 1999 Annual Meeting for CONSOL Energy Inc. on Wednesday, November 17, 1999, at 10:30 a.m. at the Hotel du Pont, 1007 Market Street, Wilmington, Delaware.

The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon during the meeting. In addition, management will review results and discuss the steps taken to ensure strong performance in the future. There also will be an opportunity for you to express your views on subjects related to CONSOL Energy's operations.

You may vote your shares by telephone, proxy card, or Internet at www.proxyvote.com. The proxy card describes your voting options in more detail. If you need special assistance because of a disability, please contact the Company's investor relations office.

We appreciate your commitment to CONSOL Energy Inc. and hope you will be able to join us at this Annual Meeting.


Sincerely,

  /s/ John Whitmire

John Whitmire
Chairman of the Board

                              CONSOL ENERGY INC.
                              300 Delaware Avenue
                                   Suite 567
                           Wilmington, DE  19801-1622
                            Telephone (302) 427-5861

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 17, 1999

     Notice is hereby given that the annual meeting of stockholders of CONSOL Energy Inc. will be held on November 17, 1999, at 10:30 a.m., Eastern Standard Time, at the Hotel du Pont, 1007 Market Street, Wilmington, Delaware for the following purposes:

     1. To elect directors to hold office in accordance with the Bylaws of CONSOL Energy Inc.;

     2. To ratify the selection of Ernst & Young LLP as independent public accountants for the fiscal year ending June 30, 2000; and

     3. To transact such other business as may properly come before the meeting or any adjournments.

     The Board of Directors has fixed the close of business on October 12, 1999, as the record date for determining the stockholders entitled to notice of and to vote at the meeting.

     If you do not expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. Prompt response is helpful and your cooperation will be appreciated. If you desire, you may vote by telephone or by the internet at www.proxyvote.com.


                                    D. L. Fassio
                                    Vice President and Secretary


     YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE BE SURE TO COMPLETE AND RETURN EACH PROXY CARD.

                               CONSOL ENERGY INC.

                                _______________

                                PROXY STATEMENT
                                _______________

                                                        October 13, 1999


  The enclosed proxy is being solicited by the Board of Directors of CONSOL Energy Inc. (CONSOL Energy) to be voted at the Annual Meeting of Stockholders to be held November 17, 1999, at 10:30 a.m. local time at the Hotel du Pont, 1007 Market Street, Wilmington, Delaware.

  The persons named as proxies on the accompanying proxy card have informed CONSOL Energy of their intention, if no contrary instructions are given, to vote the shares represented by such proxies in favor of the election as directors of CONSOL Energy of those persons named as management's nominees; in favor of the selection of Ernst & Young LLP as independent certified public accountants of CONSOL Energy for the 2000 fiscal year; and in accordance with their best judgment on any other matters which may come before the meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as indicated in the notice.

  The record date with respect to this solicitation is October 12, 1999. All holders of record of CONSOL Energy Inc. Common Stock as of the close of business on October 12, 1999 are entitled to vote at the meeting. As of September 30, 1999 the Company had 80,159,858 shares of Common Stock outstanding. Each share of stock is entitled to one vote. A favorable vote of a majority of the shares of Common Stock voted in person or by proxy at the meeting is required for the approval of each of the proposals described in this Proxy Statement, assuming that a quorum is present. Abstentions and broker non-votes are not counted in the calculation of the vote, although they will be considered present for quorum purposes.

  A proxy may be revoked by the stockholder at any time prior to its being voted. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions from the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors. In lieu of returning signed proxy cards, holders of record can properly execute proxies by calling a specially designated telephone number as described on the enclosed proxy card.

  The proxy also serves as the voting instruction for the trustees who hold shares of record for participants in the CONSOL Inc.

Investment Plan for Salaried Employees. If proxies representing shares in the employee savings plan are not received by mail or telephone, those shares will be voted at the discretion of the trustee.

  CONSOL Energy's Annual Report to Stockholders, containing financial statements reflecting the financial position and results of the operations for the fiscal year ending June 30, 1999, and this Proxy Statement are to be distributed beginning October 15, 1999.

  CONSOL Energy will provide to any stockholder, without charge and upon the written request of the stockholder, a copy of CONSOL Energy's Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission for CONSOL Energy's most recent fiscal year. Any such request should be directed to CONSOL Energy Inc., Investor Relations Department, 1800 Washington Road, Pittsburgh, PA 15241.


                              GENERAL INFORMATION


Nominations for Election of Directors by Executive Committee.   The Executive
Committee is composed of directors of CONSOL Energy and it recommends to the Board of Directors nominees for election as directors at the Annual Meeting. Members of the Executive Committee are J. L. Whitmire, J. B. Harvey, B. Bonekamp and D. Henning.

Proxy Committee. The Proxy Committee is composed of directors and/or officers of CONSOL Energy who vote as instructed the shares of CONSOL Energy Common Stock for which they receive proxies. Current members of the Proxy Committee are
J. B. Harvey and D. L. Fassio.

Proxy Solicitation. All costs relating to the solicitation of proxies will be borne by CONSOL Energy. Corporate Investor Communications, Inc., has been retained by CONSOL Energy to aid in the solicitation of proxies, at an estimated cost of $4,000 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, CONSOL Energy will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting. As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by CONSOL Energy. Such documents are available for examination only by the inspectors of election and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

                   Beneficial Ownership of Securities

Principal Stockholders. As of September 30, 1999, RWE A.G. beneficially owned an aggregate of 57,997,357 shares of CONSOL Energy's Common Stock, or 72% of such shares outstanding at that time.

Section 16(a) Beneficial Ownership Reporting Compliance. CONSOL Energy's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of CONSOL Energy Inc. Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. During 1999, all such reports due were filed on a timely basis.

  The following table sets forth at June 30, 1999 information with respect to beneficial ownership by (i) beneficial owners of more than five percent of CONSOL Energy's Common Stock known by the Company, based upon information filed with the Securities and Exchange Commission, (ii) each director, (iii) each nominee for director, (iv) each executive officer named in the Summary Compensation table set forth below and (v) all directors and executive officers of the Company as a group. The shares identified as beneficially owned by RWE A.G. are shares held of record by Rheinbraun A.G. and Rheinbraun U.S. GmbH,
direct and indirect wholly owned subsidiaries of RWE A.G.   RWE A.G. is a
publicly held company in Germany. The address of the directors and executive officers of CONSOL Energy is c/o CONSOL Inc. 1800 Washington Road, Pittsburgh, PA 15241.

Name and Address          Amount and Nature of      Percent
----------------          --------------------      --------
                          Beneficial Ownership/1/
                          --------------------

RWE A.G................... 57,997,357                72%
  Opernplatz 1
  45128 Essen, Germany

J. Brett Harvey...........      2,600              _______

Ronald E. Smith...........      _____              _______

Ronald J. FlorJancic......        390              _______

John L. Whitmire..........        200              _______

B.R. Brown................      _____              _______

Dr. Dieter Henning........      _____              _______

Berthold Bonekamp.........      _____              _______

------
/1/Except as otherwise indicated, the named person has the sole voting and investment powers with respect to the shares of the Company Common Stock set forth opposite such person's name.


Bernd Breloer.............  _____                  _______

Dr. Rolf Zimmermann.......  _____                  _______

M. F. Nemser............... 1,100                  _______

All Directors and Executive
  Officers as a group./2/.. 4,290                  _______


                 PROPOSALS FOR CONSIDERATION AT ANNUAL MEETING
                 ---------------------------------------------

              PROPOSAL #1 -- NOMINATIONS FOR ELECTION OF DIRECTORS

  The nominees for election as directors are identified as follows. All nominees are now members of the Board of Directors. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Executive Committee, or the Board may reduce the number of directors to eliminate the vacancy.

  The following material contains information concerning the nominees, including their recent employment, positions with CONSOL Energy, other directorships, and age as of the date of the 1999 Annual Meeting.

  John L. Whitmire, Chairman of the Board of Directors, CONSOL Energy Inc. and CONSOL Inc., age 58, has served as Chairman of the Board of Directors, CONSOL Energy Inc. and CONSOL Inc. since March 3, 1999, and Mr. Whitmire will act as one of CONSOL Energy Inc.'s independent directors. Prior to his election, Mr. Whitmire has been the Chairman of the Board and Chief Executive Officer of Union Texas Petroleum Holdings, Inc., a position that he held from January 1996 until September 1998 when Union Texas Petroleum was acquired by ARCO. Before joining Union Texas Petroleum, Mr. Whitmire served for more than 30 years in various executive capacities with Phillips Petroleum Company, including as Executive Vice President--Exploration and Production and as a Director from January 1994 to January 1996. Mr. Whitmire is a Director of the National Audubon Society, Thermon Industries and Global Marine, Inc. Mr. Whitmire received a bachelor of science degree in Mechanical Engineering from New Mexico State University.

------
/2/ Does not include shares of the Company's Common Stock subject to stock options which will become exercisable 25% per year, beginning in May 2000, as follows: Mr. Bonekamp, Mr. Breloer, Mr. Brown, and Mr. Henning 4,000 shares each; Mr. Smith 44,000 shares; Mr. Nemser 44,000 shares; Mr. Zimmermann 50,000 shares; Mr. Harvey 120,000 shares; Mr. FlorJancic 60,000 shares; Mr. Whitmire is entitled to receive options with a fair market value of $25,000 and shares of Common Stock through March 2, 2000 with a fair market value of $225,000.

  J. Brett Harvey, Director and President and Chief Executive Officer, CONSOL Energy Inc. and CONSOL Inc., age 49, has been President and Chief Executive Officer and a Director of CONSOL Energy Inc. and CONSOL Inc. since January 1998. Prior to joining CONSOL Energy Inc., Mr. Harvey served as the President and Chief Executive Officer of PacifiCorp Energy Inc., a subsidiary of PacifiCorp. Between 1993 and 1995 Mr. Harvey was President and Chief Executive Officer of both Interwest Mining Company and PacifiCorp Fuels. Mr. Harvey is a member of the Board of Directors of the National Mining Association, the National Coal Council, and the Utah Mining Association. He received a bachelor's degree in Mining Engineering from the University of Utah. He is a former Director of the Wasatch Crest Mutual Insurance Company and has served on the Construction Board of the College of Eastern Utah.

  Philip W. Baxter, Director, CONSOL Energy Inc. and CONSOL Inc., age 51, was elected to the Board of CONSOL Energy Inc. on August 1, 1999, and to the Board of CONSOL Inc. on August 12, 1999, and Mr. Baxter will act as one of CONSOL Energy Inc.'s independent directors. Mr. Baxter is a former chief financial officer of the Tulsa-based energy conglomerate Mapco Inc., which merged with The Williams Company in March 1998. Prior to his career at Mapco, he held a number of financial positions with Williams Energy Company, a subsidiary of The Williams Company. Currently, Mr. Baxter volunteers as the executive business administrator of a Tulsa Methodist church and is a director for BuyItNow.com, an Internet retailer. He is also a director and the board's treasurer for Gilcrese Museum and a board member of The Nature Conservancy. He received a bachelor's degree in Business Administration from the University of Oklahoma in 1970 where he majored in finance and economics.

  Berthold Bonekamp, Director, CONSOL Energy Inc. and CONSOL Inc., age 49, has served on the Board of CONSOL Energy Inc. and CONSOL Inc. since July 1998 where he serves as a representative of Rheinbraun A.G. He started at the Accounting Department of Rheinbraun A.G. in 1981. He held a variety of positions in the Rheinbraun Accounting Department and was promoted to Vice President and Division Head-Corporate Development, Organization and Information Processing in 1994. From 1995 to 1998 he served as Chairman of the Executive Board and Chief Executive Officer of RV Rheinbraun Handel und Dienstleistungen GmbH, Cologne, the trading and logistic services branch of the Rheinbraun group. In 1998 he became a member of the Executive Board of Rheinbraun A.G., where he serves as Executive Vice President-International Operations. Mr. Bonekamp holds a Mechanical Engineering degree from the Muenster College of Applied Science and holds a master's degree in Business Administration (Diplom-Kaufmann) from Muenster University in Germany.

  Bernd Jobst Breloer, Director, CONSOL Energy Inc. and CONSOL Inc., age 56, has served on the Board of CONSOL Energy Inc. and CONSOL Inc. since September 1998, where he serves as a representative of Rheinbraun A.G. Mr. Breloer has held various executive positions in the RWE A.G. group's nuclear division. From 1988 to 1992 he served as Chairman of the Executive Board and as Chief Executive Officer of Nukem GmbH, the group's nuclear fuel cycle services entity. In 1993, he joined Rheinbraun A.G., where he became a member of the Executive Board with responsibility for the Finance and Accounting Division. Mr. Breloer holds a master's degree in Business Administration (Diplom-Kaufmann) from Muenster University in Germany.

  B. R. Brown,/3/ age 67, has served as Director, CONSOL Energy Inc. and CONSOL Inc., since January 1992 and was Chairman of the Board of Directors of CONSOL Energy Inc. and CONSOL Inc. from January 1992 until February 1999. From January 1992 to January 1996, he served as CONSOL Energy Inc.'s and CONSOL Inc.'s President and Chief Executive Officer and served in the Executive Office of Chairman of the Board from January 1996 until February 1999. Mr. Brown serves
as a Director of Remington Arms Co., Inc.   He also has served as a Director and
Chairman of the Bituminous Coal Operators Association Negotiating Committee, is a past Chairman of the National Mining Association, a Director and former Chairman of the Coal Industry Advisory Board of the International Energy Agency and a Trustee of The Nature Conservancy. Mr. Brown holds honorary doctorates from several colleges, including Bluefield State College, Robert Morris College, Waynesburg College and Wheeling College. He is a graduate of the University of Arkansas.

  Dr. Rolf Zimmermann, Executive Vice President of CONSOL Energy Inc. and CONSOL Inc. and Director, CONSOL Energy Inc. and CONSOL Inc., age 55, has been Executive Vice President of CONSOL Inc. since January 1999 and of CONSOL Energy Inc. since February 1999. He has been on the Board of CONSOL Energy Inc. and of CONSOL Inc. since November 1993, where he served as representative of Rheinbraun A.G. In 1973, he served in the Corporate Planning Department of the oil refinery subsidiary of Rheinbraun A.G. He became Vice President and head of supply in 1985. He joined Rheinbraun A.G. in 1989 and was head of the Corporate Structure and Internal Audit Department until 1990. From 1990 to 1991, he was a member of the management board of a consulting firm established to prepare for the privatization of the East German lignite industry. In 1992, he became Senior Vice President of Rheinbraun A.G. and head of the Business Development, Corporate Structure and Information Processing Division. Mr. Zimmermann received a master's degree (Diplom-Volkswirt) in Economics from Bonn University and holds a doctor's degree (Dr. rer.pol.) in Economics from Cologne University in Germany.


             THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                   "FOR" THE ABOVE NAMED NOMINEES

------
/3/ Mr. Brown's Consulting Arrangement expires January 31, 2000, at which time he has indicated he will resign his directorship.

                              BOARD OF DIRECTORS

Initial Public Offering. CONSOL Energy became a publicly traded company through the issuance of an Initial Public Offering (IPO) on April 29, 1999. As a result of the IPO, CONSOL Energy established an Executive Committee, Proxy Committee, Compensation Committee and Audit Committee to perform designated functions for and at the request of the Board of Directors of CONSOL Energy. During 1998, all members of the Board of Directors attended the annual meeting of the Board. The Board of Directors has not held a meeting of the entire Board since the filing of the IPO.

Compensation. Members of the Board who are employees of CONSOL Energy or any of its subsidiaries are not compensated for service on the Board or on committees. Members of the Board, other than Mr. Whitmire, who are not employees of CONSOL Energy or any of its subsidiaries receive an annual Board membership fee of $30,000; an attendance fee of $2,000 for each meeting of the Board of Directors; an attendance fee of $1,000 for each meeting of any committee of the Board of Directors and, if a chairman of a committee, an attendance fee of $2,000; and initial stock options of 4,000 shares and an annual grant of stock options of 2,000 shares.

Plans for Directors. Under the terms of the Equity Incentive Plan, any director may defer all or part of the payment of Board and committee fees in the form of cash or stock units until a specified year, until ceasing to be a CONSOL Energy director or until death. Annual stock grants may also be deferred but only as stock units. Interest equivalents accrue on payments deferred in the form of cash and dividend equivalents accrue on payments deferred in the form of stock units.

Audit Committee. The Audit Committee, which consists of two directors, employs independent accountants, subject to stockholder ratification, to audit the financial statements of CONSOL Energy and its subsidiaries and perform other assigned duties. Further, the Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of CONSOL Energy's internal controls. No member of the Audit Committee may be an officer or employee of CONSOL Energy or any of its subsidiaries. Current members of the Audit Committee are P. W. Baxter and J. L. Whitmire.

Compensation Committee. The Compensation Committee, which consists of two directors, is responsible for establishing an executive compensation policy consistent with corporate objectives and stockholder interests. Members of the Compensation Committee are J. L. Whitmire and P. W. Baxter. The Committee has responsibility for recommending to the Board levels of compensation for employee directors, including salaries as well as variable compensation, and stock options. No member of the Committee may be an officer or employee of CONSOL Energy or any of its subsidiaries.

Compensation Committee Report.

  The Compensation Committee of the Board of Directors is responsible for administering the Equity Incentive Plan and reviewing and making decisions with respect to the other compensation of executive officers and key executives of CONSOL Energy Inc. and its subsidiaries. The Compensation Committee was appointed in August 1999 in connection with and shortly after the Initial Public Offering of CONSOL Energy Inc. was completed, with Messrs. Whitmire and Baxter as members. Prior to the completion of the Initial Public Offering, compensation for CONSOL Energy Inc.'s and its subsidiaries' executive officers was set by the Executive Committee and Board of Directors of CONSOL Energy Inc. Therefore, CONSOL Energy Inc. Compensation Committee does not have a report for 1999.

  The Compensation Committee is in the process of establishing compensation policies for CONSOL Energy Inc. and its subsidiaries for Fiscal Year 1999-2000 consistent with corporate objectives and stockholder interests. Beginning in fiscal year 1999-2000, the Compensation Committee will approve and/or recommend to the Board of Directors compensation, as well as stock options, performance awards and other stock-based awards for employee directors and other senior management. The Compensation Committee will also review CONSOL Energy Inc. and its subsidiaries executive compensation policies, plans and practices, as well as planning policies.

  CONSOL Energy Inc.'s current short term executive compensation program consists of salary and variable compensation. Salaries for executive officers were established based on a comparison to peer group companies, with salary increases based on individual contribution.

  The Compensation Committee is in the process of establishing CONSOL Energy Inc.'s executive compensation programs and practices. The Compensation Committee expects that CONSOL Energy Inc.'s compensation policies will be based on its performance and further expects that performance factors will include (1) total performance, including stockholder return, earnings and cash flow; and
(ii) personal performance and leadership. CONSOL Energy Inc.'s compensation policies will be designed to align executives' interests with those of stockholders.

            EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION

The Officers.

  The names and ages of the principal executive officers of CONSOL Energy and its subsidiaries are set forth below, together with the positions held by each person in the Company.

                                                       Served as an
Name and Age                        Position           Officer Since
-------------------------  --------------------------  -------------

  J. B. Harvey, 49         President and                        1998
                           Chief Executive
                           Officer

  Dr. R. Zimmermann, 55    Executive Vice                       1993
                           President

  M. F. Nemser, 49         Vice President and                   1992
                           Treasurer

  W. J. Lyons, 50          Vice President and                   1995
                           Controller

  D. L. Fassio, 52         Vice President and                   1994
                           Secretary

  R. E. Smith, 50          Executive Vice President -           1992
                           Engineering Services,
                           Environmental Affairs &
                           Exploration - CONSOL Inc.

  R. J. FlorJancic, 49     Executive Vice President -           1995
                           Marketing - CONSOL Inc.

  For the past five years, each of the above officers held the office shown, except as follows:

    Mr. Harvey has been President, Chief Executive Officer and a Director of CONSOL Energy since January 1998. Prior to his current employment, he served as the President and Chief Executive Officer of PacifiCorp Energy Inc., a subsidiary of PacifiCorp. Between 1993 and 1995 Mr. Harvey was President and Chief Executive Officer of both Interwest Mining Company and PacifiCorp Fuels.

    Dr. R. Zimmermann has been Executive Vice President of CONSOL Inc. since January 1999 and of CONSOL Energy Inc. since February 1999. He has been on the Board of CONSOL Energy Inc. and of CONSOL Inc. since November 1993, where he served as a representative of Rheinbraun A.G.

    W. J. Lyons has been Vice President and Controller of CONSOL Energy Inc. since January 1, 1995 and of CONSOL Inc. since January 1, 1995. Prior to January 1, 1995, Mr. Lyons held the position of Assistant Controller for CONSOL Inc. since January 1992 and as Manager of Accounting of Consolidation Coal Company since October 1985.

    D. L. Fassio has been Secretary of CONSOL Energy and Vice President, General Counsel and Secretary of CONSOL Inc. since March 1994. He has been Vice President of CONSOL Energy since

  November 1998.  He joined Consolidation Coal Company in March 1981 as
  Attorney.

    R. J. FlorJancic has been Executive Vice President-Marketing of CONSOL Inc. since May 1995. He was Vice President-Supply and Distribution from January 1992 to December 1993 and Vice President-Sales from December 1993 to May 1995.

Executive Compensation. The following table discloses the compensation awarded to or earned by Mr. Harvey and the other four most highly compensated executive officers of CONSOL Energy or its subsidiaries at June 30, 1999 whose annual salary plus other forms of compensation exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                           Long Term
                          Annual Compensation ($)                         Compensation

                                                                Restricted      #
Name                                              Other Annual    Stock     Securities     LTIP       All Other
Principal Position    Year   Salary      Bonus    Compensation  Award (#)   Underlying   Payments   Compensation
--------------------  ----  ---------  ---------  ------------  --------     Options/    --------   ------------
                                                                               SARs
                                                                            -----------

J. Brett Harvey       1999    207,000    500,097       125,178       -          120,000          -         10,800
President and         1998          -    149,050       128,227                        -          -         26,800
Chief Executive       1997          -          -             -                        -          -              -
Officer               1996          -          -             -                        -          -              -

Ronald J.             1999    114,875    355,000             -       -           60,000    280,000          4,800
FlorJancic            1998    207,900    195,000             -                        -    186,150         11,591
Executive Vice        1997    193,650    185,000             -                        -     75,000          9,600
President             1996          -          -             -                        -          -              -


Ronald E. Smith       1999    108,600    145,000             -       -           44,000    196,000          4,800
Executive Vice        1998    211,150    132,000             -                        -    161,330         14,568
President             1997    205,650    120,000             -                        -    202,500          9,600
                      1996          -          -             -                        -          -              -

C. W. McDonald/4/     1999    144,900    190,000             -       -           61,000    238,000          4,800
Executive Vice        1998    283,200    175,000             -                        -    223,380         16,796
President             1997    277,650    160,000             -                        -    300,000          9,600
                      1996    272,250    135,000             -                        -    112,500          9,000

Michael F. Nemser     1999     92,460    253,000             -       -           44,000    140,000          4,800
Senior Vice           1998    169,500    120,000             -                        -     99,280          9,600
President and         1997    164,250    112,000             -                        -     45,000          9,600
Chief Financial       1996          -          -             -                        -          -          9,000
Officer


B. R. Brown           1999          -          -             -       -                -          -              -
                      1998          -  3,418,711             -                        -          -        558,000
                      1997          -    425,000             -                        -          -        558,000
                      1996          -  6,657,635             -                        -          -              -

W. G. Karis           1999          -          -             -       -                -          -              -
                      1998          -          -             -       -                -          -              -
                      1997  1,041,227    220,000             -       -                -    255,000         12,084
                      1996    300,000    424,289             -       -                -    225,000         18,074

------
/4/Elected to retire effective September 1, 1999 and information provided is for eight months.

Long-Term Incentive Plan. Certain officers of CONSOL Energy and its subsidiaries participate in a Long-Term Incentive Plan (LTIP) which is administered by the Vice President-Human Resources of CONSOL Inc. at the direction of the Chairman of the Board of Directors of CONSOL Energy Inc. The Board of Directors may adjust award targets to reflect certain extraordinary events, including strategic restructuring and new investments for capital expansion. The Board of Directors has the discretion to terminate, suspend, withdraw or modify the LTIP in whole or in part.

  Awards under the LTIP are based on CONSOL Energy's results of operations. Performance targets are tied to operating earnings and cash flow measures. Awards are granted in units, each of which has a nominal value of $100. The awards have a three-year term and are payable in the year after the term. The target for the first year is the profit objective of CONSOL Energy for that year. Years two and three are based upon targets stated in CONSOL Energy's long-term business plan in place prior to the beginning of the award cycle. Awards may vary from 0% to 150% of the nominal value of the unit depending upon the targeted results of operations for CONSOL Energy. For example, if the results of operations average 100% of the target for the relevant period, each unit would have a value of $100. If the results of operations average less than 80% of the target for the relevant period, each unit would have a value of $0. If the results of operations average 150% or more of the target for the relevant period, each unit would have a value of $150. A recipient may elect to receive payment when an award is earned or may defer the payment of such award. Deferred awards accrue compounded interest at an annual rate equal to Moody's AAA 10-year municipal bond rate.

  The following table provides certain information with respect to awards granted to Mr. Harvey and the other four most highly compensated executive officers during the six months ending June 30, 1999.


                         Long-Term Incentive Plan Table
                               (1998-2000 Cycle)

                            Number     Period Until    Threshold     Target        Maximum
Name                       of Units    Payout (Years)    $             $               $
                         ------------  --------------  ------       --------        --------

J. Brett Harvey                 4,000         1/2001   0/Unit       100/Unit        150/Unit
Ronald J. FlorJancic            2,000         1/2001   0/Unit       100/Unit        150/Unit
C. Wesley McDonald/5/           1,700         1/2001   0/Unit       100/Unit        150/Unit
Ronald E. Smith                 1,400         1/2001   0/Unit       100/Unit        150/Unit
Michael F. Nemser               1,000         1/2001   0/Unit       100/Unit        150/Unit

------
/5/Elected to retire effective September 1, 1999.

Stock Option Grants.

  The Board of Directors of CONSOL Energy have granted to certain employees nonqualified stock options to acquire an aggregate of 784,000 shares of common stock at an exercise price equal to the Initial Public Offering price. The following table sets forth the number of shares subject to stock options that were awarded to the five most highly compensated executive officers as of June 30, 1999:

                     Option/SAR Grants in Last Fiscal Year

                                                                             Potential
                                                                         Realizable Value at
                                                                           Assumed Annual         Alternative
                                                                        Rates of Stock Price    to (f) and (g):
                                                                            Appreciation          Grant Date
                         Individual Grants                                for Option Term            Value
______________________________________________________________________  ________________________  ________
(a)                     (b)          (c)         (d)         (e)          (f)          (g)        (h)
                        Number of    % of
                        Securities   Total
                        Under-       Options/
                        lying        SARs
                        Options/     Granted to   Exercise                                          Grant
                        SARs         Employees    or Base                                           Date
                        Granted      in Fiscal    Price      Expiration                             Present
Name                    (#)          Year         ($/Sh)     Date         5% (%)       10% (%)      Value $
__________              _________    _________    _______    _________    ________     ________     ______
J. Brett Harvey            120,000           15        $16         2009   1,207,200    3,060,000    N/A

Ronald J. FlorJancic        60,000          7.6        $16         2009     603,600    1,530,000    N/A

Ronald E. Smith             44,000          5.6        $16         2009     442,640    1,122,000    N/A

C. W. McDonald/6/           60,000          7.6        $16         2009     603,600    1,530,000    N/A

Michael F. Nemser           44,000          5.6        $16         2009     442,640    1,122,000    N/A

  The stock options granted to these executive officers will terminate ten years after the date on which they were granted. The stock options will vest 25% per year, beginning one year after the grant date. The vesting of the options will accelerate in the event of death, disability or retirement and may accelerate upon a change of control of CONSOL Energy. The stock options will terminate upon the occurrence of the following events:

  . immediately, if the employee is terminated for cause or his employment has been terminated for any other reason and he breaches a covenant not to compete with CONSOL Energy;

  . within three months if the employee is terminated without cause or does so voluntarily; or

  .  within three years upon the death of the option holder.
------
/6/Elected to retire effective September 1, 1999.

  The stock options will not terminate earlier than provided upon their grant if the employee retires or is disabled.

Employment Agreements.

Employment Agreement With Mr. Harvey. J. Brett Harvey entered into an employment agreement with CONSOL Energy Inc. and CONSOL Inc. on December 11, 1997. Under the terms of this contract, Mr. Harvey assumed his current positions as the President and Chief Executive Officer of both companies on January 1, 1998. The employment agreement terminates on December 31, 2002 unless it is terminated earlier. Mr. Harvey's employment will terminate if:

  . he becomes disabled and would be eligible to receive disability benefits under CONSOL Inc.'s employee retirement plan,

  .  if either party terminates the agreement or

  . for cause as determined by the Board of Directors of CONSOL Energy at any time.

  If the agreement is terminated other than by CONSOL Energy for cause or if Mr. Harvey resigns, Mr. Harvey will receive severance payments in an amount equal to any incentive compensation received in the preceding 12 months and his then current base salary. These amounts would be paid to Mr. Harvey until the end of the term of the employment agreement. In the event of termination for cause, Mr. Harvey's compensation and benefits terminate at the end of the month in which the notice of termination is given.

  Mr. Harvey receives a yearly base salary of $414,000. He is entitled to participate in all incentive compensation programs for senior management of CONSOL Inc., including short-term and long-term incentive pay programs. He also is eligible for all employee benefit plans and policies applicable to CONSOL Inc. employees. For employee retirement plans purposes, Mr. Harvey will receive 11 years of additional service credit representing his years of employment at PacifiCorp, deducting from any such benefits amounts payable to him pursuant to any retirement or similar plans of PacifiCorp.

  Mr. Harvey's employment agreement contains certain confidentiality and non-competition obligations. Mr. Harvey must keep CONSOL Energy's non-public information confidential during the term of the employment agreement and for a period of 12 months after his termination. Mr. Harvey has agreed not to compete with the business of CONSOL Energy for so long as he receives severance benefits under the terms of the employment agreement.

Consulting Arrangement With Mr. Brown. Mr. Brown entered into an agreement with CONSOL Inc. which provides that Mr. Brown will serve as a general consultant until January 31, 2000. Mr. Brown will receive a base consulting fee of $360,000 per year. If Mr. Brown works more than six days in any month, CONSOL Inc. will pay him a consulting fee of $5,000 for each additional day. Mr. Brown also is entitled to reimbursement of out-of-pocket expenses which he reasonably incurs in connection with the performance of his services under this agreement. Mr. Brown also is entitled to benefits available to retirees of CONSOL Inc.

  The consulting agreement binds Mr. Brown to certain confidentiality and non-competition obligations. Mr. Brown must keep the non-public information of CONSOL Inc. confidential at all times. During the term of the consulting agreement and for one year after it terminates, Mr. Brown has agreed not to compete with the business of CONSOL Inc.

Agreement with John L. Whitmire. CONSOL Energy Inc. entered into an agreement with Mr. Whitmire on February 22, 1999 pursuant to which he was engaged as the non-executive Chairman of the Board of both CONSOL Energy Inc. and CONSOL Inc., subject to election by each corporation's stockholders. Under the terms of the agreement, Mr. Whitmire will receive cash compensation of $100,000, shares of common stock having a fair market value of $225,000 and stock options having a fair market value of $25,000 each year. Mr. Whitmire was elected to serve as the Chairman of the Board by the stockholders of CONSOL Energy Inc. and CONSOL Inc. on March 3, 1999.

Retirement Benefits.

  Retirement benefits for CONSOL Energy Inc. and its subsidiaries' employees under the Pension and Retirement Plan are based on an employee's years of service and average monthly pay during the employee's three highest-paid years. "Average monthly pay" for this purpose includes regular compensation and 100% of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code. The Internal Revenue Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits provided under the pension plan in excess of these limitations are paid from the Company's general revenues under separate, nonfunded pension restoration plans.

                Pension Plan Table

-------------------------------------------------

Rumuneration          Years of Service
-------------------------------------------------

              15        20        25        30
-------------------------------------------------

$90,000      $17,894    $23,857   $29,821  $35,785

$145,000     $31,092    $41,457   $51,821  $62,185

$200,000     $44,294    $59,057   $73,821  $88,585

$255,000     $57,492    $76,657   $95,821 $114,985

$310,000     $70,692    $94,257  $117,821 $141,385

$365,000     $83,892   $111,857  $139,821 $167,785

$420,000     $97,092   $129,457  $161,821 $194,185

$530,000    $123,492   $164,657  $246,618 $287,721

$640,000    $149,892   $197,857  $299,418 $349,321

$750,000    $176,292   $235,057  $352,218 $410,921


  The above table illustrates the straight life annuity amounts payable under the Pension and Retirement Plan and pension restoration plans to CONSOL Energy and its subsidiaries' employees retiring at age 65 in 1999. Amounts shown above are subject to deduction for Social Security payments.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchase of Shares from Du Pont Energy/7/. Indemnification Under Purchase Agreement. Until the completion of CONSOL Energy's Initial Public Offering in May 1999, DuPont Energy owned more than 5% of CONSOL Energy's Common Stock. Previously, in November 1998, CONSOL Energy purchased 51,139,156 shares of common stock from Du Pont Energy for a purchase price of $500 million. The purchase of shares from Du Pont Energy was completed under an agreement entered into in September 1998 among Du Pont, Du Pont Energy, Rheinbraun and CONSOL Energy. Du Pont agreed to indemnify Rheinbraun and CONSOL Energy in respect of any losses incurred by Rheinbraun as a result of the purchase of shares from Du Pont Energy, and 47% of any and all losses incurred by CONSOL Energy arising or related to the period prior to the closing date of the purchase of shares from Du Pont Energy with respect to the following:

------
/7/On August 4, 1999, Du Pont Energy Company transferred all of its equity interests in CONSOL Energy Inc. to Du Pont Delaware, Inc.

  . environmental matters, which include the failure to obtain any permits or to comply with laws governing the generation, handling, storage, transportation, disposal or remediation of hazardous material only to the extent these losses exceed $50 million;

  .  litigation, only to the extent the losses exceed $40 million;

  .  taxes; and

  .  properties of Conoco or its mineral divisions.

  Except for indemnification as to the mineral divisions of Conoco, Du Pont is only obligated to indemnify CONSOL Energy and Rheinbraun at such time that all losses exceed $20 million, calculated on a pre-tax basis. At that time, Du Pont's indemnification will include the first $20 million of losses. Du Pont is obligated to indemnify CONSOL Energy and Rheinbraun for liabilities arising out of the mineral division of Conoco on a dollar-for-dollar basis. In no event will Du Pont's indemnification obligations in the aggregate exceed $500 million.

  The agreement provides that Du Pont will have two demand registration rights at Du Pont's expense prior to December 31, 2001.

Registration Rights.

  In connection with the purchase of shares from Du Pont Energy, Du Pont and Du Pont Energy agreed not to dispose of any of the remaining shares of Common Stock held by Du Pont Energy during the 180 days after the closing date of the purchase of shares from Du Pont Energy. This includes securities issued in exchange for, in lieu of or as a dividend on such shares of Common Stock. After the 180 days, Du Pont Energy will have the right to dispose of the shares:

  . pursuant to registration rights previously granted to Du Pont Energy under the shareholders agreement, or

  .  in a private sale or sales conforming to the Securities Act of 1933.

  Du Pont Energy may not, and Du Pont will cause Du Pont Energy not to, effect any public sale of shares during the seven days prior to and the 90 days after any underwritten registered financing by CONSOL Energy has become effective or such longer period, not to exceed 180 days, as the underwriter may require consistent with customary practice.

  CONSOL Energy and Rheinbraun A. G. and Rheinbraun U. S. GmbH have entered into a registration rights agreement that provides that, upon the request of Rheinbraun A. G. or Rheinbraun U. S. GmbH, CONSOL Energy will use its best efforts to effect the registration under applicable federal and state securities laws of any of the shares of common stock or any other securities issued with respect to such common stock. Rheinbraun also will have the right to include these securities in other registrations of securities initiated by CONSOL Energy on its own behalf or on behalf of its other stockholders. CONSOL Energy generally will be required to pay all out-of-pocket costs and expenses in connection with each such registration. The registration rights will be assignable by Rheinbraun. The agreement contains customary terms and provisions with respect to registration procedures and indemnification and contribution.

                            STOCK PERFORMANCE GRAPH

  The following performance graph compares the cumulative stockholders return on CONSOL Energy Common Stock to the cumulative total return of the New York Stock Exchange Market Value Index and the Industry 4-digit SIC Code Index of 1221.
The graph assumes the value of the investment in the CONSOL Energy Common Stock and each index was $100 at April 30, 1999 and that all dividends were reinvested through fiscal year ending June 30, 1999.

  Company/Market/Index    4/30/1999  5/28/1999  6/30/1999
------------------------  ---------  ---------  ---------

   CONSOL Energy Inc.        100.00      94.74      84.21

   Bituminous Coal,          100.00     104.41     100.31
    Surface Mine

   NYSE Market Index         100.00      98.07     102.21


          PROPOSAL #2 -- RATIFICATION OF INDEPENDENT ACCOUNTANTS

  Article III, Section 5 of the Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the books of account, accounting procedures and financial statements of CONSOL Energy and its subsidiaries for the year and to perform such other duties as prescribed from time to time by the Audit Committee.

  Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed Ernst & Young LLP to serve as the independent certified public accountants for CONSOL Energy for its 2000 fiscal year end. Ernst & Young LLP has served as independent accountants of CONSOL Energy since 1992. It is believed that its knowledge of CONSOL Energy's business gained through this service is most valuable. Partners and employees of the firm who work on CONSOL Energy's account are periodically changed, thus giving CONSOL Energy the benefit of new thinking and approaches in the audit area.

  During 1999 Ernst & Young audited CONSOL Energy's annual consolidated financial statements and those of its subsidiaries, reviewed financial information in filings with the Securities and Exchange Commission and other regulatory agencies, audited employee benefit plans and provided various other services.

  The affirmative vote of the majority of the votes cast by the holders of CONSOL Energy Common Stock on this proposal shall constitute ratification of the appointment of Ernst & Young LLP. If the stockholders by the affirmative vote of a majority of the CONSOL Energy Common Stock represented at the Annual Meeting do not ratify the appointment of Ernst & Young LLP, the selection of independent certified public accountants will be reconsidered by the Board of Directors.

  Representatives of Ernst & Young are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING
RESOLUTION:

  RESOLVED that the action of the Audit Committee in employing Ernst & Young as independent accountants for the fiscal year July 1, 1999 through June 30, 2000 to perform the functions assigned to them in accordance with the Bylaws of CONSOL Energy Inc. is hereby ratified.

                       PROXY STATEMENT PROPOSALS

  Each year the Board of Directors will submit to the stockholders at the annual meeting its nominations for election of directors. In making such recommendations, the Executive Committee will consider nominations submitted by stockholders. Any such nominations must be made by stockholders of record and received by the Secretary of CONSOL Energy by June 12, 2000. Nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected and disclosing principal occupations or employments held over the past five years. In addition, the Bylaws require that the selection of independent accountants by the Audit Committee of the Board of Directors be submitted for stockholder ratification at each annual meeting. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a stockholder for inclusion in the 2000 Annual Meeting Proxy Statement must be received by CONSOL Energy no later than June 12, 2000.


                             OTHER MATTERS

  The Board of Directors knows of no other proposals that may properly be presented for consideration at the meeting but, if other matters do properly come before the meeting, the persons named in the proxy will vote your shares according to their best judgment.

PROXY

                             CONSOL ENERGY INC.
                      Annual Meeting November 17, 1999
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints J.B. Harvey and D.L. Fassio, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of COLSOL Energy Inc. on November 17, 1999 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the matters referred to on this proxy. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

Nominees for Election as Directors.

J. Brett Harvey, Dr. Rolf Zimmerman, John L. Whitmire, B.R. Brown, Berthold Bonekamp, Bernd Jobst Breloer, Philip W. Baxter.

COMMENTS OR CHANGE OF ADDRESS

_________________________________________
_________________________________________
_________________________________________
_________________________________________
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                           DETACH PROXY CARD HERE

   Please mark your                                                     4593
X  vote as in this
   example.

The proxies will vote the shares represented by this proxy as specified by you, but if no specification is made, the proxies will vote the shares for the election of directors and for approval of all proposals.

       The Board of Directors Recommends a vote FOR proposals 1 and 2.


1. Election of Directors (see reverse)          FOR     WITHHELD
                                                [ ]       [ ]

For, except vote withheld from the following nominee(s)

__________________________________________


2. Ratification of Independent Accountants      FOR     AGAINST     ABSTAIN
   Ernst & Young LLP                            [ ]       [ ]         [ ]


SIGNATURE(S)__________________________________________ DATE____________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                Change of
                                                Address/Comments on  [ ]
                                                Reverse Side

                            FOLD AND DETACH HERE


                       ANNUAL MEETING OF SHAREHOLDERS

                                     OF

                              CONSOL ENERGY(TM)

                              NOVEMBER 17, 1999